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                                                                    Exhibit 23.2









Consent of Independent Auditors


        We consent to the inclusion in this registration statement of our report dated January 14, 2000, with respect to the consolidated balance sheets of Humboldt Bancorp and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999, and to the reference to our Firm under the "Experts" in the joint proxy statement/prospectus, which is part of this registration statement.


/s/ RICHARDSON & COMPANY
----------------------------
Richardson & Company

Sacramento, California
February 1, 2001